Exhibit (g)(2)

APPENDIX A

TO

CUSTODIAN AGREEMENT

List of Series of the Fund

Dated as of June 10, 2025

The following is a list of Portfolios for which the Custodian shall serve under the Custodian Agreement dated as of estimated first two weeks of December, 2024, as amended from time to time.

WEBs Defined Volatility SPY ETF (ticker: DVSP)

WEBs Defined Volatility QQQ ETF (ticker: DVQQ)

WEBs Defined Volatility XLE ETF (ticker: DVXE)

WEBs Defined Volatility XLB ETF (ticker: DVXB)

WEBs Defined Volatility XLI ETF (ticker: DVIN)

WEBs Defined Volatility XLY ETF (ticker: DVXY)

WEBs Defined Volatility XLP ETF (ticker: DVXP)

WEBs Defined Volatility XLV ETF (ticker: DVXV)

WEBs Defined Volatility XLF ETF (ticker: DVXF)

WEBs Defined Volatility XLK ETF (ticker: DVXK)

WEBs Defined Volatility XLC ETF (ticker: DVXC)

WEBs Defined Volatility XLU ETF (ticker: DVUT)

WEBs Defined Volatility XLRE ETF (ticker: DVRE)